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                                                             Exhibit 99.d.(xiii)

                        INVESTMENT SUB-ADVISORY AGREEMENT

     This Investment Sub-Advisory Agreement is made by and between HL Investment Advisors, LLC, a Connecticut limited liability company ("HL Advisors") and Holland Capital Management, L.P., a Delaware limited partnership ("Holland").

     WHEREAS, HL Advisors has entered into an agreement for the provision of investment management services to Hartford HLS Series Fund II, Inc. (the "Company"), and

     WHEREAS, HL Advisors wishes to engage the services of Holland as Sub-Adviser to the series of shares of the Company known as Hartford Capital Opportunities HLS Fund (the "Portfolio"), and

     WHEREAS, Holland is willing to perform advisory services on behalf of the Portfolio upon the terms and conditions and for the compensation hereinafter set forth.

     NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

1. HL Advisors hereby employs Holland to serve as Sub-Adviser with respect to the assets of the Portfolio and to perform the services hereinafter set forth subject to the terms and conditions of the investment objectives, policies and restrictions of the Portfolio, and Holland hereby accepts such employment and agrees during such period to assume the obligations herein set forth for the compensation herein provided.

2. Holland shall evaluate and implement an investment program appropriate for the Portfolio, which program shall be amended and updated from time to time as financial and other economic conditions change as determined by HL Advisors and Holland.

3. Holland, in consultation with HL Advisors when appropriate, will make all determinations with respect to the investment of the assets of the Portfolio and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Holland shall have day-to-day responsibility for the discretionary investment decisions to be made on behalf of the Portfolio, subject to oversight by HL Advisors. Such oversight shall not require prior approval of Holland's discretionary investment decisions except as may be required by, and any restriction imposed by, the Company's Board of Directors or HL Advisors. Holland shall also be responsible for the voting of proxies related to the Portfolio's securities.

4. Holland will regularly furnish reports with respect to the Portfolio at periodic meetings of the Company's Board of Directors and at such other times as may be reasonably requested by the Company's Board of Directors, which reports shall include Holland's economic outlook and investment strategy and a discussion of the Portfolio's activity and the performance of the Portfolio since the last report. Copies of all such reports shall be furnished to HL Advisors for examination and review within a reasonable time prior to the presentation of such reports to the Company's Board of Directors.

5. Holland shall manage the Portfolio in conformity with the Company's Articles of Incorporation and By-laws, each as amended from time to time, and the Investment Company Act of 1940, as amended, other applicable laws, and the investment objectives, policies and restrictions of the Portfolio as set forth in the Portfolio's prospectus and

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     statement of additional information, or any investment guidelines or other instructions received in writing from HL Advisors, and subject further to such policies and instructions as the Company's Board of Directors or HL Advisors may from time to time establish and deliver to Holland.

     In addition, Holland will use its best efforts to cause the Portfolio to comply with the requirements of (a) Section 851(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") regarding derivation of income from specified investment activities, and (b) Sections 851(b)(4) and 817(h) of the Code regarding diversification of the Portfolio's assets. This does not include the effect of actions taken or omitted by HL Advisors, the Portfolio or the Portfolio's custodian that are taken or omitted without Holland's express direction to take or omit to take such action(s).

6. Holland will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolio and place all such orders in the name of each Portfolio or its nominees. HL Advisors shall take such action as are necessary or appropriate so that Holland may advise Portfolio's custodian of trades effected for or on account of the Portfolio, for custodian to follow the instructions of Holland for the clearance and settlement of such trades and for Portfolio's custodian to settle the trades Holland has effected for or on account of the Portfolio. When placing orders, Holland shall use its best efforts to obtain the best net security price available for the Portfolio. Subject to and in accordance with any directions that the Board of Directors may issue from time to time, Holland is authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if Holland determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or Holland's overall responsibilities with respect to the Portfolio and Holland's other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. Holland will promptly communicate to the Board of Directors such information relating to portfolio transactions as they may reasonably request. It is understood and agreed that Holland has other clients with investment objectives and policies the same as or similar to those of the Portfolio, and Holland may, from time to time, make recommendations and effect transactions for such other clients at the same or similar times and in the same securities on the same or other side of the market as transactions for the Portfolio. Holland may aggregate transactions for the Portfolio with transactions for other Holland clients, in the same security at or about the same time. In such event, Holland shall equitably allocate the securities bought or sold, the net proceeds of sale or cost of securities purchased consistent with its obligations to the Portfolio and Holland's other clients.

7.   (a)     As compensation for the performance of the services by Holland hereunder, HL Advisors shall pay to Holland, as promptly as possible after the last day of each calendar year quarter, a fee accrued daily and paid quarterly, based upon the following annual rates and calculated based upon the average daily net asset values of the Portfolio as follows:

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
                                                                      SUB-ADVISORY RATE

             PORTFOLIO                                          ASSETS                 ANNUAL RATE
             ---------                                          ------                 -----------
             Hartford Capital Opportunities HLS Fund      First $100 million              0.400%
                                                          Next $100 million               0.300%
                                                          Next $300 million               0.250%
                                                          Next $500 million               0.200%
                                                          Over $1 billion                 0.150%

             Holland may waive all or a portion of its fees from time to time as agreed between the parties.

             If it is necessary to calculate the fee for a period of time which is not a calendar quarter, then the fee shall be (i) calculated at the annual rates provided above but prorated for the number of days elapsed in the period in question, as a percentage of the total number of days in such period, (ii) based upon the average of each Portfolio's daily net asset value for the period in question, and
             (iii) paid within a reasonable time after the close of such period.

     (b) Holland will be responsible for its expenses in connection with the performance of its services under this Agreement. Holland will not, in any way, be obligated to pay any of the costs or expenses of HL Advisors, the Portfolio and the Company other than any indemnification obligation provided for in this Agreement and any liabilities of Holland to any one or more of the foregoing arising by operation of law or agreement separate from this Agreement.

     (c) Holland will be paid its fees and indemnification by HL Advisors and will not be entitled to receive any payment for the performance of its services hereunder from the Portfolio or the Company.

     (d) Holland agrees to notify HL Advisors of any change in Holland's personnel that are directly involved in the management of the Portfolio within a reasonable time following the occurrence of such change.

8. Holland shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as Holland shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect Holland, and Holland shall indemnify HL Advisors and hold harmless HL Advisors, for any and all loss, damage, judgment, fine or award paid in settlement and attorney's fees related to Holland's willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement. Holland shall be indemnified and held harmless for any loss, damages, claim, judgment, fine or settlement of any of the foregoing and attorneys' fees and expenses, arising out of or relating to this Agreement other than by reason of Holland's willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement.

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9.   (a)     This Agreement shall become effective on May 1, 2004 and shall continue in effect for two years. This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of the majority of the members of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of each Portfolio, and (2) in either event, by the vote of a majority of the members of the Company's Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement, if such an in person meeting is required under the Investment Company Act of 1940, as amended.

     (b) This Agreement (1) may be terminated with respect to each Portfolio at any time without the payment of any penalty either by vote of the members of the Board of Directors of the Company or by a vote of a majority of any Portfolio's outstanding voting securities, or by HL Advisors on 60 days' written notice to Holland, (2) shall immediately terminate in the event of its assignment, as that term is defined in the Investment Company Act of 1940,(3) may be terminated by Holland on ninety days' prior written notice to HL Advisors, but such termination will not be effective until HL Advisors shall have contracted with one or more persons to serve as a successor Sub-Adviser for the Portfolio (or HL Advisors or an affiliate of HL Advisors agrees to manage the Portfolio) and such person(s) shall have assumed such position, and (4) will terminate automatically upon termination of the advisory agreement between HL Advisors and the Company dated April 30, 2002.

     (c) As used in this Agreement, the terms "assignment," "interested parties" and "vote of a majority of the Company's outstanding voting securities" shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

     (d) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party or parties at the current office address provided by each party.

10. Nothing in this Agreement shall limit or restrict the right of any partner, officer, or employee of Holland to engage in any business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of Holland to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

11. HL Advisors agrees that neither it nor any affiliate of HL Advisors will use Holland's name or refer to Holland or Holland's clients in marketing and promotional materials without prior notification to and authorization by Holland, such authorization not to be unreasonably withheld.

12. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

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13.  The amendment of this Agreement for the sole purpose of adding one or more portfolios shall not be deemed an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.

14. To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Connecticut, which apply to contracts made and to be performed in the State of Connecticut.


            [The remainder of this page is left blank intentionally.]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 18th day of March, 2004.


                              HL INVESTMENT ADVISORS, LLC


                              By:/s/ David M. Znamierowski
                                 --------------------------------------
                              Name:   David M. Znamierowski
                              Title:  Senior Vice President


                              HOLLAND CAPITAL MANAGEMENT, L.P.
                              By:  Holland Capital Management, Inc., its
                                   general partner

                              By:/s/ Louis A. Holland
                                 --------------------------------------
                              Name:   Louis A. Holland
                              Title:  President